Exhibit 10.20
May 17, 2007
Dakota Minnesota and Eastern Railroad Corporation
Attn: Tim Carlson, Real Estate Manager
140 N Phillips Ave.
Sioux Falls, SD 57101
Re:	Real Estate Option Agreement dated May 23, 2006 between Dakota Minnesota and Eastern Railroad Corporation (the “Optionor”) and MinnErgy, LLC, a Minnesota limited liability company (the “Optionee”)
Dear Optionor:
We hereby extend the term of the option granted by the Agreement referenced above, for an additional year. Our check in the amount of $2,500.00 (Additional Option Payment) is enclosed. As so extended the option shall expire at 12:00 midnight on May 23, 2008, unless further extended according to the Agreement.

Sincerely,
/s/ Daniel H. Arnold
Daniel H. Arnold, Chairman

RECEIPT
I hereby acknowledge receipt of the Additional Option Payment of $2,500.00, and extension of the Option to May 23, 2008, is hereby acknowledged.
Dakota Minnesota and Eastern Railroad Corporation

By	/s/ Tim Carlson
Its

Tim Carlson
Mgr. Real Estate
& Public Works